UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2024

SHF Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-40524	86-2409612
(Commission File Number)	(IRS Employer Identification No.)

1526 Cole Blvd., Suite 250

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 431-3435

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	SHFS	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SHFSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2023, SHF Holdings, Inc. (the “Company”) entered into a Commercial Alliance Agreement (the “Original CAA”) with Partner Colorado Credit Union (“PCCU”), which sets forth the terms and conditions of the lending-related and account-related services governing the relationship between the Company and PCCU. For the loans subject to the Original CAA, the Company performs a significant portion of the underwriting activities for each loan, including all compliance analysis, credit analysis of the potential borrower, due diligence, and administration, including hiring and incurring the costs of all related personnel or third-party vendors necessary to perform these services. The Company receives all interest income on such loans, minus a monthly fee at an annual rate of 0.25% of the then-outstanding principal balance of each loan (0.35% for loans funded and serviced by PCCU) (the “Original Revenue Calculation”). In addition, the Original CAA provided for servicing fees ranging from $25.32 to $50.00 per account relationship per month on all accounts generated by the Company as well as a split of income earned on deposit balances of those accounts, whereby the Company paid 25% of that income to PCCU and retained 75% of the income. The Original CAA was set to expire on March 29, 2025, which could be automatically renewed for additional one-year terms unless a party provided 120 days’ notice of non-renewal or there was a termination for cause.

On December 30, 2024, the Company and PCCU entered into that certain Amended and Restated Commercial Alliance Agreement (the “Amended CAA”), extending the term set forth in the Original CAA through and including December 31, 2028, with an automatic renewal for subsequent periods of two years each, unless notice of non-renewal is provided no later than twelve (12) calendar months prior to the expiration of the then-current term. In addition, the Amended CAA eliminates the Company’s indemnification obligations for any losses related to any loans it facilitated under the Original CAA or will facilitate in the future. The Company will continue to perform a significant portion of the underwriting activities for each loan, however, the interest income received by the Company will no longer be Original Revenue Calculation and instead, under the Amended CAA, the interest income received by the Company will be determined by a loan yield allocation formula, that will be calculated in part using the Constant Maturity US Treasury Rate provided by Standard and Poor Capital IQ data service coupled with a proprietary risk rating formula for determining the fee split of the proposed loan. Further, the Amended CAA eliminates the per account servicing fees and the Company’s obligations to indemnify for account related fraud losses and replaces it with a fixed fee equal to 0.01 multiplied by the average daily balance of account relationships generated by the Company, divided by the number of days in that calendar year, and multiplied by the number of days in the applicable month.

For the fiscal years ended December 31, 2023 and 2022, the Company’s relationship with PCCU (as governed by the Original CAA) accounted for $5.1 million and $5.6 million of the total $8.6 million and $6.1 million in revenue generated from deposits, activities, and client onboarding and for the nine months ended September 30, 2024, the Company’s relationship with PCCU (as governed by the Original CAA) accounted for $3.1 million of the total $3.5 million in revenue generated in that period from deposits, activities, and client onboarding.

The foregoing summaries of the Original CAA and Amended CAA do not purport to be complete and are qualified in their entirety by reference to the full text of the Original CAA and Amended CAA, copies of which are attached as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2024 filed with the U.S. Securities and Exchange Commission on May 13, 2024 and Exhibit 10.1 hereto, respectively.

Item 8.01. Other Events.

As announced in the Company’s current report on Form 8-K filed on October 18, 2024, Daniel Roda, the Company’s Chief Credit Officer was placed on paid administrative leave of absence. As announced in the Company’s current report on Form 8-K filed on December 19, 2024, the Company accepted Mr. Roda’s resignation. On December 31, 2024, the Company was notified by legal counsel for Mr. Roda that he has made an arbitration demand related to his employment agreement with the Company. Mr. Roda’s employment agreement, and amendment thereto, are included as Exhibits 10.1 and 10.2 of the Company’s current report on Form 8-K filed on August 27, 2024.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Commercial Alliance Agreement, dated December 30, 2024, between the Company and Partner Colorado Credit Union
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHF HOLDINGS, INC.

Date: January 7, 2025	By:	/s/ Donnie Emmi
Chief Legal Officer